      1 | Q3.2020  9,020

November 5, 2020    Dear Shareholders:     Home has never been more important than it is today. Our needs are  evolving, and home is more than a shelter. For many of us, home has  become our office, our gym, and once again this fall, a classroom for our  children. Every day, people are reimagining what home means to them,  and when they are ready to unlock life’s next chapter, they are turning in  record numbers to the most trusted brand in real estate, Zillow.     As this year has progressed, two tailwinds to our business have emerged -  one in residential real estate and one in the adoption of technology. An  increased desire and growing ability to move, as people rethink their  relationship with home and work, is causing a Great Reshuffling across  the U.S. All of this is happening as people are increasingly turning to new  technology to safely navigate many aspects of their lives, including  shopping for and buying their next home.      We believe these tailwinds are durable, supported by low interest rates  and demographic shifts, as Millennials age into their prime home buying  years with Gen Zs lining up behind them. Also, continued investment in technology is  enabling people to do more of their shopping and transacting online.    As a leading digital real estate company, we are well positioned to serve our customers and  partners - both now and in the future.    Third Quarter 2020 Highlights:    Zillow Group delivered a strong third quarter and beat our outlook for all  three of our reporting segments.   ● Consolidated revenue of $657 million and revenue for all three  segments exceeded the high end of our outlook for Q3.  ○ IMT Revenue grew 24% to $415 million  ○ Homes Revenue decreased 51% to $187 million as the  temporary pause in home buying activities in the first half of  2020 resulted in lower inventory available for resale during Q3  ○ Mortgages Revenue grew 114% to $54 million    ● On a GAAP basis, consolidated net income was $40 million. Segment  income (loss) before income taxes was $140 million, $(76) million and  $11 million for the IMT, Homes and Mortgages segments, respectively.          2 | Q3.2020

- Consolidated Adjusted EBITDA[1] of $152 million was more than double our outlook of $70.5 million at the midpoint of our guidance range driven by all three segments beating our expectations.

- Our cash and investments grew to $3.8 billion at the end of the quarter, the highest balance in our history, up from $3.5 billion at the end of Q2.

- Traffic to Zillow Group mobile apps and websites reached a record 236 million average monthly unique users, growing 21% year over year, driving 2.8 billion visits during the quarter, up 32% from a year ago.

Third Quarter 2020 Segment Results

INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS

Internet, Media & Technology ("IMT") segment revenue increased 24% year over year to $415 million. The better-than-expected increase was primarily a result of strong customer traffic, Premier Agent connections and improved demand for our services in each of our IMT segment marketplaces.

IMT segment GAAP income before income taxes in Q3 was $140 million, or 33.7% of IMT segment revenue, compared to $42 million, or 12.5% of segment revenue, in the same period a year ago.

IMT segment Adjusted EBITDA was $195 million, or 47.1% of IMT segment revenue in Q3, exceeding our Adjusted EBITDA outlook of $147 million and 39.0% Adjusted EBITDA margin at the midpoint of our guidance range. This margin result was primarily driven by stronger-than-forecasted revenue and ongoing cost management, even as we continue to invest for sustainable, profitable growth. While the year-over-year decline in advertising and marketing expenses was the largest driver, we also experienced year-over-year declines in most of our expense lines due to cost management and operational rigor.

IMT Highlights

SEGMENT REVENUE:

$415 Million

Up 24% YoY

SEGMENT INCOME BEFORE INCOME TAXES:

$140 Million

SEGMENT ADJUSTED EBITDA:

$195 Million

[1] *Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections "Use of Non-GAAP Financial Measures" and "Adjusted EBITDA" for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for the relevant period.*

3 | Q3.2020

  Premier Agent   Premier Agent revenue of $299 million in Q3 was up 24% year over year.  Strong customer interest in moving and trust in the Zillow brand drove  customers to visit our platforms at record levels with increased engagement.  We continue to improve the customer experience and drive buyers’ interest  in connecting with our partners, which delivered continued strong  connections growth.  In accordance with accounting guidance, now that we have sufficient  historical data, we recognize success-fee-based Flex revenue as leads are  delivered to our Premier Agent partners based on the expected fee to be  collected when a transaction is closed. This methodology more closely aligns  the timing of revenue recognition between our Market-Based-Pricing (“MBP”)  and Flex models. Excluding the revenue recorded in Q3 related to Flex leads  delivered prior to Q3, the revenue growth rate for the IMT segment and for  Premier Agent revenue in Q3 would have been 21% and 20%, respectively.    Other IMT Revenue   Other IMT revenue, which includes rentals, new construction, display  advertising, and business technology solutions for real estate professionals,  increased 23% year over year to $117 million. Rentals revenue was the  primary driver with 50% year-over-year revenue growth as we continued to  see adoption of new product offerings amid strong rental demand. The  non-Rentals marketplaces included in Other IMT revenue reported generally  flat revenue year over year, but improved from down 25% year over year in  Q2.                4 | Q3.2020

HOMES SEGMENT RESULTS

We restarted Zillow Offers home purchase activity during Q2 and early Q3, initially focusing on safety. As we became more comfortable with our data inputs and our ability to operate safely, we turned our attention to increasing our rate of home purchases, beginning to build back purchase activity towards pre-pandemic levels. Throughout Q3, we accelerated our activity, purchasing 808 homes and selling 583 homes. This reopening strategy was coupled with expansion to Jacksonville, FL in August, which is our 25th Zillow Offers market.

We ended the quarter with 665 homes in inventory, up from 440 homes at the end of Q2. Our refined resale strategies, combined with the ongoing tailwind of a strong housing market, resulted in Homes segment revenue of $187 million, exceeding the high end of our Q3 outlook.

Zillow Offers gross profit was $8.6 million in Q3, and average Zillow Offers gross profit per home sold was $14,729. Homes segment loss before income taxes was $76 million. Homes segment Adjusted EBITDA was a loss of $59 million, exceeding the high end of our outlook with a stronger than expected housing market. Average Return on Homes Sold Before Interest Expense[2] was a loss of $2,868 per home, or 90 basis points as a percentage of revenue.

Zillow Offers

Homes Highlights

SEGMENT REVENUE:

$187 Million

Down 51% YoY

HOMES PURCHASED:

808

HOMES SOLD:

583

Third Quarter 2020 Homes Segment Unit Economics

	Total	Average per Home	% of Revenue
Homes sold	583		
Zillow Offers revenue	$ 185,904,000	$ 318,875	100.0%
Operating costs:			
Home acquisition costs*	169,285,000	290,369	91.1%
Renovation costs*	8,029,000	13,772	4.3%
Holding costs*,**	2,736,000	4,693	1.5%
Selling costs	7,526,000	12,909	4.0%
Total operating costs	187,576,000	321,743	100.9%
Return on Homes Sold Before Interest Expense[2]	(1,672,000)	(2,868)	(90) bps
Interest expense*,**	2,704,000	4,638	1.5%
Return on Homes Sold After Interest Expense[2]	$ (4,376,000)	$ (7,506)	(235) bps

** Amount excludes expenses incurred during the period that are not related to homes sold during the period.*
*** Holding costs and interest expense include $3.7 million and $2.0 million, respectively, of costs incurred in prior periods associated with homes sold in Q3 of 2020 and $1.8 million and $2.9 million, respectively, of costs incurred in prior periods associated with homes sold in Q3 of 2019.*

[2]Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections "Use of Non-GAAP Financial Measures" and "Non-GAAP Average Return on Homes Sold After Interest Expense" for more information about our presentation of these non-GAAP measures, including reconciliation to the most directly comparable GAAP financial measures, which are Zillow Offers gross profit and average per home gross profit.

5 | Q3.2020

MORTGAGES SEGMENT RESULTS   Mortgages revenue of $54 million for Q3 exceeded our outlook, increasing  114% year over year. Within the Mortgages segment, originations  revenue grew more than 300% year over year as we took advantage of  refinance activity driven by low mortgage rates. Mortgages segment  income before income taxes for Q3 was $11 million. Adjusted EBITDA of  $16 million was above our outlook for a loss of $3 million to break even,  driven by stronger revenue combined with cost discipline.    Third Quarter Financial Details     OPERATING EXPENSE SUMMARY   Total consolidated costs and expenses were $580 million, down 27% from  $794 million a year ago, primarily due to fewer homes sold in our Zillow  Offers business as a result of the pause in home buying earlier in the year.    Our Sales and Marketing, Technology and Development, and General and  Administrative costs totaled $364 million in Q3, a decrease of 8% year over  year, primarily due to a year-over-year decline in advertising and marketing  expenses.     The following table presents certain costs and expenses by segment for the  periods presented (in thousands, unaudited):     BALANCE SHEET & CASH FLOW SUMMARY   We ended Q3 with a cash and investment balance of $3.8 billion, the highest  in our history, up from $3.5 billion at the end of Q2. Cash increased primarily  due to positive operating cash flow and proceeds from the exercise of  employee stock option awards.            6 | Q3.2020

Outlook    The following table presents our outlook for the three months ending  December 31, 2020 (in millions):        * Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted  total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted  EBITDA within this communication because the company is unable, without making unreasonable efforts, to  calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes  which are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock;  depreciation and amortization expense from new acquisitions; impairments of assets; gains or losses on  extinguishment of debt and acquisition-related costs. These items, which could materially affect the  computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently  uncertain and depend on various factors, many of which are outside of Zillow Group’s control. For more  information regarding the non-GAAP financial measure discussed in this communication, please see “Use of  Non-GAAP Financial Measures” below.  ** We have excluded from our outlook for Weighted average shares outstanding - diluted any potentially dilutive  impact of the conversion of our convertible senior notes due in 2023, 2024, 2025 and 2026. The maximum  number of shares underlying these convertible senior notes is 40.1 million shares of Class C capital stock.    Consolidated Outlook   We expect consolidated revenue to be $709 to $748 million, as we believe  revenue growth in our IMT and Mortgages segments will accelerate year over  year. We expect to continue to ramp up home purchases, inventory, and  resales for Zillow Offers from Q3 levels as well.     We expect consolidated Adjusted EBITDA to be between $107 million to $131  million, up from a loss of $3 million a year ago, primarily driven by IMT  segment revenue growth and operating leverage.            7 | Q3.2020

Internet, Media & Technology Segment   In Q4, we expect IMT segment revenue to be $400 million to $415 million, up  27% year over year at the midpoint of our outlook, due to continued strength  in customer traffic, partner demand across our marketplace businesses,  connections in Premier Agent and strong partner retention.    IMT segment operating costs and expenses are expected to be flat year over  year in Q4 despite the growth in revenue as we continue our focus on  controlling costs.    We expect IMT segment Adjusted EBITDA margin of 44% at the midpoint of  our Adjusted EBITDA outlook, nearly 1,700 basis points above Q4 2019, as we  focus on growing revenue and controlling costs.   Premier Agent   In Q4, Premier Agent revenue is expected to be $300 to $310 million, up 31%  year over year at the midpoint of our outlook. The accelerating growth from  Q3 is being driven by strong top-of-the-funnel traffic, connections and  partner demand as we enter Q4.   Homes Segment   In Q4, we expect Homes segment revenue to be $260 to $280 million and  Adjusted EBITDA loss between ($68) and ($58) million. Revenue is expected  to increase sequentially as we continue to ramp up purchase and resale  activity levels following the temporary pause in home buying activities for  Zillow Offers in the first half of 2020.   Mortgages Segment   In Q4, Mortgages segment revenue is expected to be $49 to $53 million and  Adjusted EBITDA to be break even to $4 million based upon current capacity,  expected market conditions and additional investments in operations.      Summary    The third quarter saw continued momentum in the housing sector, a trend we expect to  continue for the foreseeable future as more and more people are seeking new places to  live and are more readily adopting technology solutions to get them there. In addition to  these tailwinds, we are executing well and delivering great results.            8 | Q3.2020

Our Q4 focus builds from our 2020 priorities as we continue to navigate through this unusual year:

- Continue to protect the Zillow enterprise, including the health and safety of our people, customers and partners.
- Invest for future growth while maintaining operational rigor.
- Further accelerate technology innovations to deliver seamless real estate shopping and transaction experiences.
- Amplify our relative competitive position to lead the industry to Real Estate 2.0.
- Develop a culture that embraces distributed work and accesses a more diverse talent pool across the country.

Our team is executing in the rapidly evolving and still uncertain environment while keeping a firm focus on our long term opportunity, which is vast and nascent. We have built and cultivated a tremendous audience, with an average of 236 million unique users coming to our platforms on a monthly basis, but we have much to do before we transform the way residential real estate is transacted.

Our Premier Agents, who are responsible for our biggest business today, handle only a small fraction of all real estate transactions. There is potential for meaningfully more growth as we continue to improve the customer experience and make more connections between our high-intent customers and our best-in-class, high-performing agents.

Similarly, Zillow Offers makes up only a tiny fraction of all residential real estate transactions - just two-tenths of a percent. Most sellers are also buyers, so as more people consider selling to us, we are able to create a flywheel effect when they go to buy their next home. We are building adjacent services in both mortgages and title and escrow that drive market share and ecosystem economics as we spread our low customer acquisition cost across all of these services. This is our Zillow 2.0 vision for the future of real estate - seamless customer experiences across our products and services, which will deliver additional economic benefits to Zillow, capitalizing on the customer trust we've spent so many years cultivating.

We know home buyers, sellers and renters want a better way, and we are working to transform the industry. A great testimonial for what we are trying to accomplish comes from Ken and Sharon Nichols[3], a retired couple who wanted to move closer to family without the stress of selling their home in Minnesota. These are the customer experiences that have us so excited about our long term opportunity, which we believe will deliver returns for our shareholders.


Moving Stories
Ken and Sharon Nichols
Minneapolis, MN
Sold home through Zillow Offers September 2020

Watch the full story here

[3] https://zillowgroup.com/couple-sells-without-stress-during-pandemic

9 | Q3.2020

Before closing, we want to welcome our newest Board Member, Claire Cormier Thielke4, to Zillow Group’s Board of Directors. She is the managing director of Hines Asia Pacific, a leading global real estate investment, development and management firm, and is responsible for acquisitions, development and new business generation in the Asia Pacific region. Claire brings a strong background in operations, innovation and real estate financing to our Board and will be a key guide as we transform to Zillow 2.0. We appreciate your partnership in this journey. Sincerely, Rich Barton, Co-founder & CEO Allen Parker, CFO 4 https://investors.zillowgroup.com/investors/news-and-events/news/news-details/2020/Zillow-Group-Appoints-Claire-Cormier-Thielke-to- Board-of-Directors/default.aspx 10 | Q3.2020

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our business outlook for 2020; the future performance and operation of the Homes, IMT and Mortgages segments in 2020 and beyond; the current and future health and stability of the residential housing market and economy; and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” or similar expressions, constitute forward-looking statements. Forward- looking statements are made based on assumptions as of November 5, 2020, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic or other public health crises and any associated economic downturn on Zillow Group’s future financial position, operations and financial performance; the magnitude, duration and severity of the COVID-19 pandemic; the current and future health and stability of the economy and residential housing market, including any extended slowdown in the real estate markets as a result of COVID-19 or the economy; Zillow Group’s ability to execute on strategy; Zillow Group’s ability to maintain and effectively manage an adequate rate of growth; Zillow Group’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group’s investment of resources to pursue strategies that may not prove effective; Zillow Group’s ability to compete successfully against existing or future competitors; the impact of pending or future legal proceedings, including those described in Zillow Group’s filings with the Securities and Exchange Commission, or SEC; Zillow Group’s ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments; Zillow Group’s ability to maintain or establish relationships with listings and data providers; the reliable performance of Zillow Group’s network infrastructure and content delivery processes; Zillow Group’s ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; the impact of natural disasters and other catastrophic events; and Zillow Group’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Zillow Group’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC and in other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty to update this information to reflect future events or circumstances. Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), Average Return on Homes Sold Before Interest Expense and Average Return on Homes Sold After Interest Expense, which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP. Adjusted EBITDA To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA (in total and for each segment, and including  forecasted Adjusted  EBITDA and EBITDA margin), which is a non-GAAP financial measure. We have provided a reconciliation within this communication of Adjusted EBITDA in total to net income (loss) and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable GAAP financial measures.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: ▪ Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; ▪ Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; ▪ Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; ▪ Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; ▪ Adjusted EBITDA does not reflect impairment costs; ▪ Adjusted EBITDA does not reflect the gain on the partial extinguishment of the 2021 Notes; ▪ Adjusted EBITDA does not reflect interest expense or other income; ▪ Adjusted EBITDA does not reflect income taxes; and ▪ Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net income (loss) and income (loss) before income taxes for each segment and our other GAAP results.

The following tables present Adjusted EBITDA along with the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net income (loss) margin on a consolidated basis and income (loss) before income taxes margin for each segment, for the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		2019 to 2020 %	Nine Months Ended September 30,		2019 to 2020 %
	2020	2019	Change	2020	2019	Change
Revenue:						
Homes segment:						
Zillow Offers	$ 185,904	$ 384,626	(52)%	$ 1,408,832	$ 762,022	85 %
Other (1)	1,201	—	N/A	2,398	—	N/A
Total Homes segment revenue	187,105	384,626	(51)%	1,411,230	762,022	85 %
IMT segment:						
Premier Agent	298,673	240,698	24 %	732,741	690,394	6 %
Other (2)	116,716	94,592	23 %	293,653	266,837	10 %
Total IMT segment revenue	415,389	335,290	24 %	1,026,394	957,231	7 %
Mortgages segment	54,198	25,292	114 %	113,241	79,637	42 %
Total revenue	$ 656,692	$ 745,208	(12)%	$ 2,550,865	$ 1,798,890	42 %
Other Financial Data:						
Segment income (loss) before income taxes:						
Homes segment	$ (75,617)	$ (87,870)	14 %	$ (253,633)	$ (204,197)	(24)%
IMT segment	139,956	42,053	233 %	117,615	43,839	168 %
Mortgages segment	10,594	(12,254)	186 %	(2,791)	(32,308)	91 %
Total segment income (loss) before income taxes	$ 74,933	$ (58,071)	229 %	$ (138,809)	$ (192,666)	28 %
Net income (loss)	$ 39,570	$ (64,649)	161 %	$ (208,151)	$ (204,151)	(2)%
Adjusted EBITDA:						
Homes segment	$ (59,176)	$ (67,825)	13 %	$ (195,079)	$ (158,801)	(23)%
IMT segment	195,465	91,102	115 %	353,044	216,204	63 %
Mortgages segment	15,895	(7,435)	314 %	15,177	(15,342)	199 %
Total Adjusted EBITDA	$ 152,184	$ 15,842	861 %	$ 173,142	$ 42,061	312 %

(1) Other Homes segment revenue includes revenue generated through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by rentals, new construction and display, as well as revenue from the sale of various other marketing and business products and services to real estate professionals.

Percentage of Revenue:	Three Months Ended September 30, 2020	2019	2019 to 2020 % Change	2019 to 2020 Margin Change Basis Points	Nine Months Ended September 30, 2020	2019	2019 to 2020 % Change	2019 to 2020 Margin Change Basis Points
Segment income (loss) before income taxes:								
Homes segment	(40.4)%	(22.8)%	(77)%	(1,760)	(18.0)%	(26.8)%	33 %	880
IMT segment	33.7 %	12.5 %	170 %	2,120	11.5 %	4.6 %	150 %	690
Mortgages segment	19.5 %	(48.5)%	140 %	6,800	(2.5)%	(40.6)%	94 %	3,810
Total segment income (loss) before income taxes	11.4 %	(7.8)%	246 %	1,920	(5.4)%	(10.7)%	50 %	530
Net income (loss)	6.0 %	(8.7)%	169 %	1,470	(8.2)%	(11.3)%	27 %	310
Adjusted EBITDA:								
Homes segment	(31.6)%	(17.6)%	(80)%	(1,400)	(13.8)%	(20.8)%	34 %	700
IMT segment	47.1 %	27.2 %	73 %	1,990	34.4 %	22.6 %	52 %	1,180
Mortgages segment	29.3 %	(29.4)%	200 %	5,870	13.4 %	(19.3)%	169 %	3,270
Total Adjusted EBITDA	23.2 %	2.1 %	1,005 %	2,110	6.8 %	2.3 %	196 %	450

The following tables set forth a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in thousands, unaudited):

	Three Months Ended September 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes:					
Net income (1)	N/A	N/A	N/A	N/A	$ 39,570
Income tax expense	N/A	N/A	N/A	N/A	425
Income (loss) before income taxes	$ (75,617)	$ 139,956	$ 10,594	$ (34,938)	$ 39,995
Other income	—	—	(636)	(2,382)	(3,018)
Depreciation and amortization expense	3,029	22,074	1,675	—	26,778
Share-based compensation expense	11,815	33,435	3,709	—	48,959
Interest expense	1,597	—	553	37,320	39,470
Adjusted EBITDA	$ (59,176)	$ 195,465	$ 15,895	$ —	$ 152,184

	Three Months Ended September 30, 2019				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (64,649)
Income tax benefit	N/A	N/A	N/A	N/A	(1,300)
Income (loss) before income taxes	$ (87,870)	$ 42,053	$ (12,254)	$ (7,878)	$ (65,949)
Other income	—	—	(344)	(8,655)	(8,999)
Depreciation and amortization expense	2,331	18,362	1,467	—	22,160
Share-based compensation expense	8,025	30,687	3,416	—	42,128
Interest expense	9,689	—	280	16,533	26,502
Adjusted EBITDA	$ (67,825)	$ 91,102	$ (7,435)	$ —	$ 15,842

	Nine Months Ended September 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (208,151)
Income tax benefit	N/A	N/A	N/A	N/A	(8,124)
Income (loss) before income taxes	$ (253,633)	$ 117,615	$ (2,791)	$ (77,466)	$ (216,275)
Other income	—	(5,300)	(1,223)	(16,203)	(22,726)
Depreciation and amortization expense	9,201	67,889	4,887	—	81,977
Share-based compensation expense	35,847	98,940	10,318	—	145,105
Gain on partial extinguishment of 2021 Notes	—	—	—	(6,391)	(6,391)
Impairment costs	—	73,900	2,900	—	76,800
Interest expense	13,506	—	1,086	100,060	114,652
Adjusted EBITDA	$ (195,079)	$ 353,044	$ 15,177	$ —	$ 173,142

	Nine Months Ended September 30, 2019				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (204,151)
Income tax benefit	N/A	N/A	N/A	N/A	(3,800)
Income (loss) before income taxes	$ (204,197)	$ 43,839	$ (32,308)	$ (15,285)	$ (207,951)
Other income	—	—	(1,059)	(26,566)	(27,625)
Depreciation and amortization expense	5,384	54,264	4,240	—	63,888
Share-based compensation expense	20,666	118,101	13,117	—	151,884
Interest expense	19,346	—	668	41,851	61,865
Adjusted EBITDA	$ (158,801)	$ 216,204	$ (15,342)	$ —	$ 42,061

(1) We use net income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income (loss) and income tax benefit (expense) are calculated and presented only on a consolidated basis within our financial statements.

(2) Certain corporate items are not directly attributable to any of our segments, including the gain on the partial extinguishment of the 2021 Notes, interest income earned on our short-term investments included in Other income and interest costs on our convertible senior notes included in Interest expense.

Non-GAAP Average Return on Homes Sold After Interest Expense

To provide investors with additional information regarding our Zillow Offers financial results, this communication includes a calculation of Average Return on Homes Sold After Interest Expense, which is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes Sold After Interest Expense to the most directly comparable GAAP financial measure, which is average gross profit per home for the Zillow Offers business.

We believe that Average Return on Homes Sold After Interest Expense is a useful financial measure to investors as it is one of the primary measures used by management in making investment decisions, measuring unit level economics and evaluating operating performance for the Zillow Offers business. The measure is intended to convey the unit level economics of homes sold during the period by presenting the average revenue and associated expenses directly attributed to the homes sold. We believe this average per unit measure facilitates meaningful period over period comparisons notwithstanding variability in the number of homes sold during a period and indicates ability to generate average returns on assets sold after considering home purchase costs, renovation costs, holding costs and selling costs. We calculate the Average Return on Homes Sold After Interest Expense as revenue associated with homes sold during the period less direct costs attributable to those homes divided by the number of homes sold during the period. Specifically, direct costs include, with respect to each home sold during the period (1) home acquisition and renovation costs, which in turn include certain labor costs directly associated with these activities; (2) holding and selling costs; and (3) interest costs incurred. Included in direct holding and interest expense amounts for the periods presented are holding and interest costs recorded as period expenses in prior periods associated with homes sold in the presented period, which are not calculated in accordance with, or as an alternative for, GAAP and should not be considered in isolation or as a substitute for results reported under GAAP. Excluded from certain of these direct cost amounts are costs recorded in the presented period related to homes that remain in inventory at the end of the period, as shown in the tables below. We make these period adjustments because we believe presenting Average Return on Homes Sold After Interest Expense in this manner provides a focused view on a subset of our assets - homes sold during the period - and reflecting costs associated with those homes sold from the time we acquire to the time we sell the home, which may be useful to investors. Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of homes sold during the period and is not intended to be a segment or company performance metric. Average Return on Homes Sold After Interest Expense is a supplemental measure of operating performance for a subset of assets and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Average Return on Homes Sold After Interest Expense does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; • Average Return on Homes Sold After Interest Expense does not consider the potentially dilutive impact of share-based compensation; • Average Return on Homes Sold After Interest Expense does not include period costs that were not eligible for inventory capitalization associated with homes held in inventory at the end of the period; • Average Return on Homes Sold After Interest Expense does not reflect indirect expenses included in cost of revenue, sales and marketing, technology and development, or general and administrative expenses, some of which are recurring cash expenditures necessary to operate the business; and • Average Return on Homes Sold After Interest Expense does not reflect income taxes. The calculation of Average Return on Homes Sold After Interest Expense includes only those expenses directly attributed to the homes sold during the period. To arrive at return on homes sold after interest expense, the Company deducts from Zillow Offers gross profit (1) holding costs incurred in the presented period and prior periods for homes sold during the presented period that are included in sales and marketing expense, (2) selling costs incurred in the presented period for homes sold during the presented period that are included in sales and marketing expense and (3) interest expense incurred in the presented period and prior periods for homes sold during the presented period. The Company adds to Zillow Offers gross profit (1) inventory valuation adjustments recorded during the presented period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, and indirect expenses included in cost of revenue and (2) share-based compensation expense and depreciation and amortization expense included in cost of revenue. The following table presents the calculation of Zillow Offers average gross profit per home and Average Return on Homes Sold After Interest Expense and a reconciliation of return on homes sold after interest expense to Zillow Offers gross profit for the periods presented (unaudited):

Three Months Ended September 30, Calculation of Average Gross Profit per Home 2020 2019 Zillow Offers revenue $ 185,904,000 $ 384,626,000 Zillow Offers cost of revenue 177,317,000 370,796,000 Zillow Offers gross profit $ 8,587,000 $ 13,830,000 Homes sold 583 1,211 Average Zillow Offers gross profit per home $ 14,729 $ 11,420 Reconciliation of Non-GAAP Measure to Nearest GAAP Measure Zillow Offers gross profit $ 8,587,000 $ 13,830,000 Holding costs included in sales and marketing (1) (2,403,000) (4,634,000) Selling costs included in sales and marketing (2) (7,526,000) (16,835,000) Interest expense (3) (2,704,000) (5,708,000) Direct and indirect expenses included in cost of revenue (4) (751,000) 7,153,000 Share-based compensation expense and depreciation and amortization expense included in cost of revenue 421,000 350,000 Return on homes sold after interest expense $ (4,376,000) $ (5,844,000) Homes sold 583 1,211 Average return on homes sold after interest expense $ (7,506) $ (4,826) (1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $1.0 million and $7.7 million of holding costs included in sales and marketing expense for the three months ended September 30, 2020 and 2019, respectively. (2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home. (3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods. (4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, holding costs incurred in the renovation period that are eligible for inventory capitalization and are expensed in the period presented when the associated home is sold as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

Nine Months Ended September 30, Calculation of Average Gross Profit per Home 2020 2019 Zillow Offers revenue $ 1,408,832,000 $ 762,022,000 Zillow Offers cost of revenue 1,337,886,000 733,947,000 Zillow Offers gross profit $ 70,946,000 $ 28,075,000 Homes sold 4,414 2,411 Average Zillow Offers gross profit per home $ 16,073 $ 11,645 Reconciliation of Non-GAAP Measure to Nearest GAAP Measure Zillow Offers gross profit $ 70,946,000 $ 28,075,000 Holding costs included in sales and marketing (1) (18,008,000) (8,441,000) Selling costs included in sales and marketing (2) (60,009,000) (33,053,000) Interest expense (3) (19,708,000) (10,895,000) Direct and indirect expenses included in cost of revenue (4) 506,000 14,376,000 Share-based compensation expense and depreciation and amortization expense included in cost of revenue 1,206,000 449,000 Return on homes sold after interest expense $ (25,067,000) $ (9,489,000) Homes sold 4,414 2,411 Average return on homes sold after interest expense $ (5,679) $ (3,935) (1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $8.9 million and $14.3 million of holding costs included in sales and marketing expense for the nine months ended September 30, 2020 and 2019, respectively. (2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home. (3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods. (4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.